As filed with the Securities and Exchange Commission on June 6, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GRANITE CONSTRUCTION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	77-0239383
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

585 West Beach Street
Watsonville, California	95076
(Address of Principal Executive Offices)	(Zip Code)

GRANITE CONSTRUCTION INCORPORATED
2024 EQUITY INCENTIVE PLAN
(Full title of the plan)

M. Craig Hall
Senior Vice President, General Counsel and Secretary
585 West Beach Street
Watsonville, California 95076
(Name and address of agent for service)

(831) 724-1011
(Telephone number, including area code, of agent for service)

Copies to:
Justin S. Reinus
Charles T. Haag
Winston & Strawn LLP
333 South Grand Avenue, 38th Floor
Los Angeles, California 90071-1543
(213) 615-1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Granite Construction Incorporated 2024 Equity Incentive Plan as specified by Rule 428 under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Granite Construction Incorporated (the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 23, 2024;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 2, 2024;

•	the Company’s Current Reports on Form 8-K, filed with the Commission on May 14, 2024 and June 6, 2024; and

•
The description of the Company’s shares of common stock contained in its registration statement on Form 8-A, filed with the Commission on April 21, 1997, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification

The Company’s Certificate of Incorporation, as amended (the “Charter”) limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, the Company’s amended

Bylaws (the “Bylaws”) provide that the Company will indemnify its directors and officers to the fullest extent permitted by law. In addition, the Company has entered into indemnification agreements with its current directors and executive officers and expects to enter into a similar agreement with any new directors or executive officers.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or other entity. In accordance with the DGCL, the Company’s Charter and Bylaws provide that the Company will indemnify and advance expenses, to the fullest extent permitted by the DGCL, to each person who is or was a director or officer of the Company, or who serves or served as such for any other entity or organization at the request of the Company (each, an “Indemnitee”).

Under the DGCL, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the Company, or serves or served as such for any other entity or organization at the request of the Company, the Company shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

An Indemnitee may be indemnified under the DGCL against both (a) expenses, including attorney’s fees, and (b) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

In defense of a suit brought by or in the right of the Company, where the suit is settled, an Indemnitee may be indemnified under the DGCL against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company except that if the Indemnitee is adjudged to be liable to the Company, he or she cannot be indemnified unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

Also under the DGCL, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company. The Company may also advance expenses incurred by other employees and agents of the Company upon such terms and conditions, if any, that the Company deems appropriate.

The foregoing is only a general summary of certain aspects of the DGCL and the Company’s governing documents dealing with indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the Company’s governing documents.

Additionally, the Company has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1
Certificate of Incorporation of Granite Construction Incorporated, as amended (incorporated by reference to Exhibit 3.1.b to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed on August 7, 2006).

4.2
Certificate of Amendment to the Certificate of Incorporation of Granite Construction Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 9, 2023).

4.2	Amended and Restated Bylaws of Granite Construction Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 7, 2023).
4.3
Indenture (including Form of Note) with respect to Granite Construction Incorporated’s 2.75% Convertible Senior Notes due 2024, dated November 1, 2019, by and between Granite Construction Incorporated and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on November 1, 2019).

4.4
Indenture (including Form of Note) with respect to Granite Construction Incorporated’s 3.75% Convertible Senior Notes due 2028, dated May 11, 2023, by and between Granite Construction Incorporated and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 11, 2023).

5.1*	Opinion of Winston & Strawn LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature page).
99.1	Granite Construction Incorporated 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 6, 2024).
107*	Filing Fee Table.

* Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watsonville, State of California, on June 6, 2024.

GRANITE CONSTRUCTION INCORPORATED

By:	/s/ Elizabeth L. Curtis
Name: Elizabeth L. Curtis
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kyle T. Larkin and M. Craig Hall and each of them, with the full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments), with all exhibits and schedules thereto, and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kyle T. Larkin	President, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2024
Kyle T. Larkin
/s/ Elizabeth L. Curtis	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 6, 2024
Elizabeth L. Curtis
/s/ Staci M. Woolsey	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 6, 2024
Staci M. Woolsey

/s/ Michael F. McNally	Chairman of the Board and Director	June 6, 2024
Michael F. McNally

/s/ Louis E. Caldera	Director	June 6, 2024
Louis E. Caldera

/s/ Molly C. Campbell	Director	June 6, 2024
Molly C. Campbell

/s/ David C. Darnell	Director	June 6, 2024
David C. Darnell

/s/ Carlos M. Hernandez	Director	June 6, 2024
Carlos M. Hernandez

/s/ Patricia D. Galloway	Director	June 6, 2024
Patricia D. Galloway

/s/ Alan P. Krusi	Director	June 6, 2024
Alan P. Krusi

/s/ Celeste B. Mastin	Director	June 6, 2024
Celeste B. Mastin

/s/ Laura M. Mullen	Director	June 6, 2024
Laura M. Mullen